For further information:
                                                                                                Dennis Klaeser, CFO
                                                              PrivateBancorp, Inc.
                                                                                                     312-683-7100

FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. Announces Issuance of $40 Million in Trust Preferred Securities
Portion of proceeds to fund previously announced redemption of
Preferred Securities of PrivateBancorp Capital Trust I

Chicago, IL, December 5, 2005--- PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that its newly formed wholly-owned special purpose finance subsidiary, PrivateBancorp Statutory Trust III, a Connecticut statutory trust (the “Trust”), issued $40,000,000 of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors pursuant to an applicable exemption from registration.

The Capital Securities, which mature in December 2035 but are redeemable at par at PrivateBancorp, Inc.’s (“the Company”) option after five years, require quarterly distributions by the Trust to the holders of the Capital Securities, initially at a rate of 6.10% until December 2010, and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. The proceeds of the Capital Securities, along with proceeds of $1,238,000 from the issuance of common securities (the “Common Securities”) by the Trust to the Company, were used by the Trust to purchase $41,238,000 of the Company’s fixed/floating rate junior subordinated debt securities (the “Debentures”).

The Company will use a portion of the proceeds from the sale of the Debentures to fund the previously announced redemption of the Company's currently outstanding $20,618,560 in aggregate principal amount of 9.50% Junior Subordinated Debentures due 2030, and related 2,000,000 shares of 9.50% Cumulative Trust Preferred Securities issued by PrivateBancorp Capital Trust I.  The redemption date for the 9.50% Cumulative Trust Preferred Securities is December 31, 2005.  The Company will incur a one-time pre-tax charge to earnings of approximately $980,000, or $0.031 per diluted share, during the fourth quarter 2005, relating to the remaining unamortized underwriting commissions and other offering expenses associated with the issuance of the 9.50% Cumulative Trust Preferred Securities in 2001.  The remaining proceeds from the sale of the Debentures will be utilized to fund continued corporate growth.

Additional information regarding the nature and structure of the transaction and related agreements is contained in a Form 8-K filed by PrivateBancorp, Inc. with the U.S. Securities and Exchange Commission on December 5, 2005.

PrivateBancorp was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.3 billion as of September 30, 2005, has 13 offices located in the Chicago, Detroit, Milwaukee, and St. Louis metropolitan areas.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.